Hyperion Partners II L.P.
                     50 Charles Lindbergh Blvd.
                             Suite 500
                   Uniondale, New York  11553-3600


                                   January 13, 1997


Transworld Home HealthCare, Inc.
75 Terminal Avenue
Clark, NJ 07066
Attn:  Mr. Vincent J. Caruso, Executive Vice President

Gentlemen:

          Reference is made to the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of January 8, 1997 by and between Transworld Home HealthCare, Inc. (the "Company) and Hyperion Partners II L.P. ("HPII"). (Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Purchase Agreement.)

          The Stock Purchase Agreement provides, among other things, that it shall be a condition precedent to the obligation of HPII to consummate the transactions contemplated by the Stock Purchase Agreement (the "Transactions") that the Banks shall have consented to the Merger and that the Merger shall have been consummated.

          This will confirm that, notwithstanding the foregoing, if (i) Transworld requires the proceeds of the Transactions in order to satisfy its financial covenants under the Credit Agreement and (ii) all other conditions set forth in the Stock Purchase Agreement to the obligation of HPII to consummate the Transactions have been satisfied, HPII is prepared to consummate the Transactions prior to the receipt by Transworld of the consent of the Banks to the Merger (although all other consents and waivers of the Banks and others must have been received by Transworld) and prior to the consummation of the Merger.

                              Very truly yours,

                              HYPERION PARTNERS II L.P.

                              By:  HYPERION VENTURES II L.P.,
                                   its General Partner

                                 By:  HYPERION FUNDING II CORP.,
                                      its General Partner


                                   By:/s/Scott A. Shay
                                      Name:  Scott A. Shay
                                      Title: Executive Vice
                                      President